NAVARRE CORPORATION
CONFERENCE CALL TRANSCRIPT
11:00AM (EST) NOVEMBER 18, 2005
CORPORATE PARTICIPANTS
Haug Scharnowski
Navarre — VP of Corporate Relations
Eric Paulson
Navarre — Chairman & CEO
Cary Deacon
Navarre — COO & President
Diane Lapp
Navarre — VP of Finance, interim CFO
Brian Burke
Navarre — President, Distribution
CONFERENCE CALL PARTICIPANTS
Chad Bennett
MIller Johnson Steichen Kinnard — Analyst
Bob Evans
Craig-Hallum — Analyst
Arvind Bhatia
Southwest Securities — Analyst
Gregory Weirick
Transamerica Investments — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen. Thank you for standing by and welcome to the Navarre second-quarter fiscal year 2006 operational results conference call. My name is Carlo and I’ll be your coordinator for today’s presentation. At this time, all participants are in a listen-mode and we will be facilitating a question-and-answer session toward the end of today’s prepared remarks. (Operator Instructions). I would now like to turn the presentation over to your host for today’s conference, Haug Scharnowski, Vice President of Corporate Relations.

Haug Scharnowski - Navarre — VP of Corporate Relations
Thank you, operator and good morning, everyone. Welcome to Navarre’s fiscal year 2006 second-quarter operating conference call for the period ending September 30th, 2005.
Before we begin, I’d like to remind everyone that a replay of the broadcast can be found on our Web site at www.Navarre.com in the Investor Relations section. Shortly after the call, we’ll post a replay of the webcast on our site.
The following constitutes a Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, these remarks contain forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general business conditions and the risks detailed in the press release announcing the call and in our report on Form 10-K and 10-K/A for the fiscal year ended March 31,

2005 and subsequent Form 10-Q’s and other SEC filings. The Company does not undertake any obligation to update forward-looking statements. As to any non-GAAP financial measures discussed, we note and refer listeners to the discussion of financial tables included in the reconciliation between GAAP and non-GAAP financial measures included in our Form 10-Q for the second fiscal quarter ended September 30th, 2005 and on our Web site in the Investor section under the “Featured Reports” heading.
With that, I would now like to introduce Eric Paulson, the Chairman and CEO of Navarre Corporation.

Eric Paulson - Navarre — Chairman & CEO
Thank you, Haug. Good morning. Joining me on the call today is Diane Lapp, who is our Vice President of Finance and acting interim chief financial officer; Cary Deacon, President and Chief Operating Officer of the Company, and Mr. Brian Burke, who is the President of our Distribution business.
On the call today, we will be providing an update on where we stand with the completing of our filing of our 10-Q for the period ending September 30th, 2005, the Mix & Burn restatement, the restatement of Mr. Cheney’s and my post-employment agreement, compensation agreements, again, as well as our standing with NASDAQ and other recent events. In addition, we’d also like to provide an overview of the second-quarter operating results for this period. The listeners should be aware that the financial data provided is unaudited and has not been reviewed by the Company’s independent auditors. We might not be able to address all the questions regarding the 10-Q filing but we feel it’s important to provide our shareholders with an update on our operations for this period.
I’d like to start out by addressing the issues that the Company is currently working on as well as those that we have recently resolved. After that, Gary will comment on the business and as a reminder, the financial discussion will be based on our recent 8-K filing, as well as our unaudited non-GAAP 10-Q filing. After the conclusion of our formal remarks, we’ll open it up for analysts, questions and answers, and we will also attempt to answer some of the questions that our shareholders submitted through e-mail.
Let me start off by back in September, on September 19 of 2005, we filed a statement indicating that there had been a change in the historical accounting treatment for the Company’s loans to Mix & Burn. As you know, the determination to consolidate Mix & Burn entails a public company consolidating a private company and requirements for the private company to have GAAP audited financials. Since the time of this announcement, we’ve been working with Mix & Burn and our independent auditors to resolve this issue. Prior to the announcement, Mix & Burn did not have quarterly reviewed GAAP financials. These quarterly reviews have now been completed and we are working with Mix & Burn to accommodate a consolidation under FIN 46.
On Thursday November 10th, 2005, the Company filed for a 10B-25 to receive a five calendar day extension to its filing deadline to accommodate this consolidation of Mix & Burn. Because of a number of issues that arose following this filing, including the determination to adjust the accounting treatment from Mr. Cheney’s and my post-employment agreements, compensation agreements, the Company could not complete all the amended filing by Monday, November 14th, which was the filing deadline. Accordingly, we made a decision to file our quarterly results as they existed without the review of our independent auditors, and uncertified. We believe that this filing provides our investors with some insight as to the operational results for the quarter.
We also knew that when we could not file on Monday that we would be in technical default of NASDAQ’s listing regulations. As expected, on Wednesday of this week, we were advised that the Company currently fails to meet certain requirements for continued listing on NASDAQ. You should know that this notification from NASDAQ is automatic when the Company has a delayed filing. Based on this, the Company currently has a fifth character, “E”, appended to the Company’s trading symbol until such time that our certified and approved documents are filed. While we expect to complete our filings with all appropriate reviews and certifications shortly, we are also prepared to request a hearing before NASDAQ’s listing qualifications panel seeking that the Company’s listing be continued while we complete all this necessary work.
Now, with regard to our credit agreement, during the quarter, the Company received a waiver for all items related to the Mix & Burn restatement from GE Cap. Let me address the Company’s loan to Mix & Burn and the financial impact it has had on us after the announced change in accounting treatment. After receiving Mix & Burn’s financials, the Company has reflected the impact of these financials in our unaudited filings. We’d like to remind everybody that this consolidation does not affect the future cash position of our Company. You will note that in our filing, that with the consolidation of Mix & Burn, we have revised our operating and reportable segments. The Company’s restated presentation includes three operating statements — distribution, publishing and other. The other segment will contain Mix & Burn’s operating results so that investors can clearly see the impact. On a going-forward basis, the Company will continue to consolidate Mix & Burn. Based on FIN 46 treatment, this consolidation will continue until the Company does not qualify as the primary beneficiary, at which time, we will deconsolidate and have a potential recapture of those amounts consolidated over the amount of our loan of 2.5 million. The Company is also undertaking a project to evaluate whether our relationships that we have with other entities should be considered under FIN 46.
Let me talk about the ValueVision lawsuit. Subsequent to the quarter end, a couple of days ago, November 16th, 2005, the Company entered into a settlement in connection with the previously disclosed litigation with ValueVision Media. As a result of this settlement, the Company will make payments to ValueVision and take a charge in the amount of $300,000. Due to the fact that we have not filed our reviewed and certified 10-Q for the period ending September 30th, 2005, we will take this charge in our second fiscal quarter, the quarter that just ended, September 30th, 2005.
As previously disclosed, during the quarter, the Company completed the analysis of the purchase price allocation of FUNimation as well. The acquisition was accounted for using the purchase method in accordance with FAS 141. Accordingly, the net assets were recorded at their estimated fair values and operating results were included in the Company’s consolidated financial statements from the date of the acquisition. We engaged KPMG to complete this independent valuation, and their analysis of the purchase price allocation resulted in goodwill of $44.9 million and intangibles of 1.7 million related to a trademark which will not be amortized. The other intangible assets of 39.1 million related to licensing and distribution arrangements. These assets will be amortized over a period of 5.5 to 7.5 years based on revenue streams. During the second quarter, the amortization of intangibles accounted for $3.1 million, which covered the first six months of operation. For the remainder of fiscal 2006, we expect amortization expenses related to the acquisition of FUNimation of approximately $4.1 million.
Now, let me address our search for a CFO. We have two viable candidates that are on our third round of interviews. They are currently being interviewed by our audit committee of the Board and other selected members of our Board of Directors. We are excited about these two candidates and the opportunities that they provide us.
At this point, I’d like to hand this call over to Cary to discuss the operations.

Cary Deacon - Navarre — COO & President
Thanks, Eric. The Company continued to execute operationally and continued to generate growth. Overall, we are pleased with our distribution and publishing segments despite a softer than expected retail and software environment and of particular note, a shift in the release of our Symantec new product versions from September to October. The Symantec business represents approximately a $13 million shift from our second quarter to our third quarter. In spite of this, net sales for the quarter were 157.8 million compared with net sales of 144.4 million in last year’s second quarter, an increase of 9.3%.
With regard to some comments about each of the segments, the publishing segment of Navarre, as you probably are aware, includes our wholly-owned subsidiaries of Encore, BCI and FUNimation. For the second quarter ended September 30th, 2005, the publishing segment achieved net sales of $31.8 million before intercompany elimination, an increase of 40.7% as compared to net sales of 22.6 million before intercompany eliminations for the same period last year. We are very pleased with how BCI has continued to perform into the second quarter. BCI’s catalog and new releases, including the first two releases of He-man and the Masters of the Universe have exceeded our expectations.
Since our last conference call, we’ve made significant strides integrating FUNimation into Navarre. We are pleased with the progress we have made at integrating sales, sales strategy, distribution, and backroom operations. We continue to be very optimistic about the future of FUNimation. We have signed significant new licenses that will provide future revenue opportunities. Historically, in the Anime sector, it takes about 12 months to 18 months before FUNimation continues to see economic benefit from new licenses. In spite of that, we are beginning to see some positive indicators on some of these licenses and they are gaining traction. As an example of this, is Noddy. As of October, Noddy has cleared 63% of U.S. broadcast markets and we are featured in seven of the top 10 U.S. markets, as it begins airing on various PBS stations in late July — sorry, late August and September. We are also very pleased with the preliminary ratings of Noddy after the first month of being on air. The Company has also signed one of its first license agreements for Noddy with VTech, the creative electronic learning category and award-winning VSmile product line.
Encore Software sales were softer when compared to the same period last year but looking forward, we are excited about the performance of our Print Shop Version 21. This release in units has been the largest release in the history of Print Shop since we’ve had it. Introduction of new products, such as a PC Tool and a new holiday promotional program from Hoyle look to provide some solid results for this upcoming quarter.
In the distribution segment, the distribution segment for the second quarter ended September 30th, 2005 achieved approximately a 4.9% increase of net sales to 140.8 million, again, before intercompany elimination as compared to net sales of 134.2 million for the same period last year.

Distributions growth during the second quarter was achieved despite the shift of Symantec from September/October as I previously mentioned. Distribution’s independent music and their DVD video were very strong in the quarter. During the quarter, software and video game products ran softer than anticipated. However, subsequent to the quarter end, we began shipping a new product that we have exclusive distribution on called Stubbs the Zombie, and it continues to track very well, and as well, we are benefiting from the October launch of Symantec’s new releases.
The other segment, as Eric mentioned earlier, includes the operations of Mix & Burn, the consolidation related to a variable interest entity in accordance with FASB interpretation FIN 46(R), consolidation of variable interest entities. Keep in mind that the consolidation does not affect the future cash position of the Company.
I’d like to take a moment to discuss the non-GAAP operating results for our fiscal 2006 second quarter. Consolidated statement of cash flow for the second quarter ended September 30th. I’d like to begin with a review of cash flow for the period ended September 30th. Cash flow for the second quarter was strong as the Company generated 18.8 million in cash flow from operating activities. Cash flow used in investing and financing activities were 883,000 and 5.6 million, respectively. In total, the Company increased its cash position during the quarter by $12.3 million.
Net sales for the quarter were 157.8 million as compared to 144.4, a 9.3% increase. As a percentage of total net sales before intercompany eliminations, the distribution segment accounted for 89.2% compared with 92.2 in the prior-year quarter. The publishing segment accounted for 20.2 of total sales before intercompany eliminations.
Our gross profit margin increased to 18% compared with 14.5% in the fiscal year 2005 first quarter. The publishing segment’s gross margin increased to 40.2% as compared to 31% during the second quarter last year. As well, the distribution segment’s gross margin increased 11.1% as compared to 10.4% during the same quarter. We are very pleased with our margin performance.
Consolidated operating income for the quarter was 2.9 million as compared to 4.3 million in the same period last year. Included in this quarter’s operating income of 2.9 million was the operating loss of 616,000 for Mix & Burn, amortization of plumadation (ph) intangibles of 3.1 million and settlement of the ValueVision lawsuit of $300,000, which totals $4 million.
Operating income for the distribution publishing segment — income before operations before Mix & Burn for the second quarter ended September 30th, 2005 was 3.5 million compared to 4.8 million for the same period last year. The current quarter includes 3.1 million of amortization expense related to the acquisition of FUNimation.
EBITDA, earnings before interest, tax, depreciation, amortization for the quarter were $7.1 million as compared to 5.2 million for the same period last year, including the consolidation of Mix & Burn. EBITDA per share for the quarter was $0.23 based on 30.8 million diluted shares outstanding at the end of the quarter compared to $0.18 based on 28.9 million diluted shares outstanding at the end of the second quarter last year.
Consolidated net income for the second quarter on a GAAP basis was a loss of $75,000 or $0.00 per fully diluted share as compared with consolidated net income of $4.4 million or $0.15 per fully diluted share in the second quarter of fiscal 2005.
I would like to now move on to the balance sheet for the period ended September 30th, 2005. Navarre remains in solid financial condition. During the quarter, the Company received a waiver for its items related to Mix & Burn. Net cash was 35.6 million at the end of the quarter as compared to 23.3 million at June 30th, and at the end of the second fiscal quarter 2005, the cash balance was $8.8 million. The Company had $118 million of debt at the end of this quarter. During the quarter, the Company paid down principal on the credit facility of approximately $6.3 million. On May 11th, 2005, the Company borrowed $140 million and has since paid down the principal balance by approximately 21.3 million. The Company also has a 25 million line of credit which was unused as of September 30th, 2005.
Inventory at the end of the quarter was 53.7 million as compared to 60.3 million for the same period last year. DSOs for the Company during the second quarter were 69 days as compared to 62 days for the same period last year. On the year-over-year basis, the Company’s A/R balance is decreased to 96.8 million as compared to 105.4 million in the second quarter of fiscal 2005.
DPOs for the Company during the second quarter were 68 days as compared to 69 days for last year. On a year-over-year basis, the Company’s A/P balance has declined. For the second quarter of fiscal 2006, A/P was 112.1 as compared to 130.5 for the same period last year.
I’d like to turn it back over to Eric for some comments on guidance for the balance of the year.

Eric Paulson - Navarre — Chairman & CEO

I think it’s appropriate to update you and without the benefit of final reviewed second-quarter financials, it is, at this time, appropriate to update sales and EBITDA guidance only, and this is also before the effects of the Mix & Burn consolidation.
We are reducing our sales guidance, which was previously stated at 710 million to 720 million to new estimates of a range between 685 million and 700 million. This reduction is partly due to the softness in sales at our FUNimation publishing company.
We are reducing our EBITDA guidance for the fiscal 2006 period from previously announced range of 43 million to 48 million to our new estimate of 39 million to 44 million. Again, this guidance is before consolidation of Mix & Burn. We do anticipate updating our net income and EPS guidance after our filings are complete.
And with that, I think we ought to open it up to —

Cary Deacon - Navarre — COO & President
(multiple speakers) Eric, I just want to —

Eric Paulson - Navarre — Chairman & CEO
You want to do the —

Cary Deacon - Navarre — COO & President
Yes, I just wanted to say we had some numerous questions submitted by shareholders that I think Eric and I would like to cover a couple of the broad ones and then I’d like to open it up to Q&A.
The first one I will field here and I know Eric has a couple as well. We had a question posed from a group of shareholders that — in the category — why is there a decline in FUNimation second-quarter revenue? When do you expect FUNimation revenues to begin growing? And what are your general expectations regarding FUNimation? And investors seem to believe that Navarre overpaid for FUNimation. That’s kind of a summary of the questions related to FUNimation.
FUNimation is generally performing to our expectations. We believe we have and are laying the appropriate foundation and strategies to meet or exceed future expectations for this business. FUNimation has contributed significantly to the Company’s overall margin since May 11th and we believe it is integral to the transformation of Navarre.
The decline in FUNimation’s revenues for the second quarter as compared to pro forma revenues of the September ‘04 quarter are attributable to two main factors. One is a major industry-wide decline in the children’s animation sector, kind of the eight-year-old and under sector has been in pretty strong decline. We’ve been experiencing difficult sales in the sector since June.
However, that is not the fundamental core of our business. Our core business of Anime, Japanese Anime, we still see stability and future strength in this category.
The second issue relates to a shift in signing of license and merchandise deals. We should realize these shortfalls on a quarter-by-quarter basis over the balance of the year. With regard to some opinion that the Company overpaid for FUNimation, I’d like to just take a moment to kind of recap the purchase price elements of where we ended up. And again, these are just round-up approximate — the approximate original purchase elements were 100 million in cash, 25 million in Navarre stock and $17 million in future earnouts, for a total of $142 million.
Upon completion of the transaction, it looks much more like $100 million in cash. We have had approximately $13 million in stock value. We had capped and colored the stock when we did the original purchase agreement and we see little likelihood of the $15 million earnout being paid, for an approximate total of $114 million purchase price.
Eric, I know you had a couple of other broad issues you wanted to discuss.

Eric Paulson - Navarre — Chairman & CEO
I do, thanks, Cary. Another question that was prevalent was, for the — this one is — for Mix & Burn, will Navarre be the primary beneficiary for accounting purposes this year or has that changed since Mix & Burn is getting funding elsewhere now?
As most people know, Mix & Burn is a private company. They’ve been in the marketplace raising funds, they have been successful at doing it and they continue to be successful. We will, however, continue to be the primary beneficiary until such time as Mix & Burn has raised more money than the Navarre’s alone is. Once they have raised additional equity over and above the amount of Navarre’s $2.5 million loan, then those people will become the beneficiary.
So we think that that’s going to happen in a short period of time. Mix & Burn is a great opportunity. It has had retail acceptance. There’s an opportunity, as this Company continues to grow, to continue to service the retail customers and expand the exposure of not only music but ultimately video and software products at retail. So we think it’s got a tremendous future and they’ve met with some success in raising additional funds. So I hope that answers that.
There have been a lot of questions about CFO, when is the CFO coming. I think I answered that. As I mentioned before, we have two candidates in third round of interview with our Board of Directors and in particular, our audit committee.
One other question that was very prevalent and I’m going to read it here — how can investors regain confidence in Navarre’s management and accounting systems, controls, confidence after what seems to be an endless string of unexpected events and disappointments? Just when investors begin to think the worst is over, there seems to be another bombshell, e.g., this evening’s announcement of NASDAQ delisting notification.
Listen, as the senior management of this Company, we are focused on driving this business forward as we have done for the past 22 years. The transformation of our Company is underway. It continues to show clear operating results and will continue to improve as we move forward. These events and disappointments have been for the most part caused by accounting reclassifications, not necessarily operational malfeasance. The high quality of a CFO being brought in will add a level of confidence that we’re working on currently. Now the goal of management is to eat this elephant one bite at a time with all the noise that surrounds the Company, keeping the senior management of this organization focused on driving this business. We’ve done it in the past and we are continuing to do it, and we’ll continue to deliver operating results. With that —

Cary Deacon - Navarre — COO & President
On a lighter note, we have a few e-mails that I won’t respond to, you know, suggestions of I think there were poles and ropes and chains, but we will let that go to some Q&A.

Eric Paulson - Navarre — Chairman & CEO
With that, operator, if we could turn it over to those on the call for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Chad Bennett, MJSK.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Cary, could you go over again the debt portion of the presentation? I’m sorry, I just missed what you were saying there on the paydown.

Cary Deacon - Navarre — COO & President

I’m sorry, did you see the debt portion, Chad?

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Right.

Cary Deacon - Navarre — COO & President
I think you’re looking for the paydown amounts?

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Right.

Cary Deacon - Navarre — COO & President
Yes, just bear with me one second. The Company had —

Eric Paulson - Navarre — Chairman & CEO
(multiple speakers)

Cary Deacon - Navarre — COO & President
— 118.8 million of debt at the end of the quarter. During the quarter, the Company paid down principal on the credit facility by approximately $6.3 million. On May 11th, the Company borrowed 140 million and has since paid down the principal balance by approximately 21.3 million.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Okay. I didn’t catch that last part, okay, thanks.

Cary Deacon - Navarre — COO & President
And then the Company also has a $25 million line of credit which was unused as of September 30th, ‘05.

Eric Paulson - Navarre — Chairman & CEO
The other thing I would tell you is when you look at the filing and you looked in the “other,” there’s $1,100,000 worth of debt from FUNimation that does not include the 1,100,000 part.

Cary Deacon - Navarre — COO & President
Mix & Burn.

Eric Paulson - Navarre — Chairman & CEO
Mix & Burn, I’m sorry. From Mix & Burn.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Right, correct.

Eric Paulson - Navarre — Chairman & CEO
It does not include the 1.1 million from Mix & Burn.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Okay. And could you give us a sense — I know you guys are in an interest rate swap situation on the debt and that showed up as a liability on the balance sheet. Can you give us a sense of how the accounting works with that going forward?

Eric Paulson - Navarre — Chairman & CEO
Sure. We’ll let Diane handle that. Diane?

Diane Lapp - Navarre — VP of Finance, interim CFO
You know, the interest rate swap was handled under FAS 133, so basically what it is is as the fair market value changes, the swap goes up and down. It’s run through as a non-P&L item in the retained earnings section of the balance sheet and the liability or asset section. So there’s no P&L effect to our hedge.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Okay. So what are the expectations for — I guess assuming we are on normal payment terms on the debt, what are the expectations for debt costs going forward quarterly?

Diane Lapp - Navarre — VP of Finance, interim CFO
You know it’s just that our normal interest rates have the loan amounts with the swap, so all the swap information is disclosed in the Q, so it’s probably 900,000 a month, you know, a million a month.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
In total debt costs, including principal payments?

Diane Lapp - Navarre — VP of Finance, interim CFO
No. Principal payments are amortized at a quarterly rate of 1.250 plus notational amounts at specified quarterly periods.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
So we have 3 million in interest costs and 1.25 million in principal payments that are amortized? Per quarter?

Diane Lapp - Navarre — VP of Finance, interim CFO
Yes.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Okay. I just wanted clarity on that, okay. And can you talk about — I know you went over kind of working capital metrics. Can you talk specifically more on Accounts Payables? I know they are down from last year but you know, they are still at a fairly high kind of days payable rate. Can you give us a sense of kind of the aging or the composition of payables? And also payables increased sequentially and they increased pretty decently sequentially last year in this quarter but inventories also increased last year in this quarter, which they didn’t this year. So, I’m just kind of wondering about that phenomenon.

Diane Lapp - Navarre — VP of Finance, interim CFO
Well, one thing that’s important is our DPO has stayed really consistent over the last two years so you know, there is some timing as to when we actually make the payment at the end of a quarter end. But what you have to really look at is our DPO. Our DPO has stayed consistent quarter over quarter and year over year.

Eric Paulson - Navarre — Chairman & CEO
Actually, our DPO has remained consistent over the past 10 years.

Cary Deacon - Navarre — COO & President
And I did want to say the opinion of the DSOs being high was offered by you, Chad, not us. I see, you know, part of the difference between 69 days and 62 days at this juncture is the Accounts Receivable from FUNimation, which has closing balance sheet issues with FUNimation. I would anticipate that would probably be cleaned up over the next quarter and you would see that — the DSO come into line, so you have really an issue related to FUNimation’s receivables.

Eric Paulson - Navarre — Chairman & CEO
Our historic DSO, if you look back over our previous filings, prior to the FUNimation acquisition or prior to any acquisition, you’ll see that the DSO remains fairly constant as well. It’s a ratio that’s been balanced over the last 10 years or so.

Cary Deacon - Navarre — COO & President
And quite frankly, if you charted the DSO or the DPO for the Company for the last three years, 3.5 years, the charts and the range between them is fairly consistent, with the odd maybe quarterly kind of hiccup between whenever the seasonality, and that’s really it, so we are pretty comfortable with both.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Yes, I was just asking about payables. I don’t think I said anything about DSOs, but maybe I did.
But just I guess in general, the phenomenon of I guess inventories relatively flat this quarter going into your best quarter of the year, is there anything behind that? Are you just managing inventory —?

Cary Deacon - Navarre — COO & President
If you recall last year, it was really almost all this was related to breaking in with Symantec into Wal-Mart and carrying excess inventory for (multiple speakers). You know, two major reasons. One, we had just won this business away from Atari with Symantec and this was a massive entree into a previously stated customer strategy of getting into Wal-Mart in a large way. And you know, we are more than comfortable with where our inventories are and that our current inventory balances can satisfy, you know, our demands. You know, as you’ve kind of heard, we’ve had some rollover of Symantec into October and I would tell you that generally we are pleased. The retail climate is fairly good. We haven’t heard the usual pre-Thanksgiving, oh my God, the Black Friday is coming, so we are I would say guardedly optimistic. I mean we’ve come through October and some of the things we thought would come to fruition have. So I don’t have any concerns about inventory balance.

Chad Bennett - MIller Johnson Steichen Kinnard — Analyst
Okay, fair enough. I don’t want to take too much time. Just one quick answer. Can you give us inventory composition between distribution and publishing?

Cary Deacon - Navarre — COO & President
Off the top of my head, I’m going to say it’s about 18, 19 million in publishing and the balance in the distribution, off the top of my head.

Operator
Bob Evans, Craig-Hallum Capital.

Bob Evans - Craig-Hallum — Analyst
I wanted to make sure I heard that last comment right, Cary. Did you say 18, 19 million in publishing?

Cary Deacon - Navarre — COO & President
Yes, that’s approximately.

Bob Evans - Craig-Hallum — Analyst
Okay. On a different note on the margins, your margins were up next to this quarter. How should we view that going forward? Is this sustainable?

Eric Paulson - Navarre — Chairman & CEO
Well, I think the way you should view it, Bob, is that as we continue to transform this business and as publishing continues to grow as a percent of the total, it will continue to drive those margins forward.

Bob Evans - Craig-Hallum — Analyst
Okay. I mean I think you —

Eric Paulson - Navarre — Chairman & CEO
You know, the growth expectation is that publishing is going to continue to grow as a percentage of the total and it will continue to drive the margins up. But I got to tell you, with Brian sitting in the room here, from the distribution side of the business, during the quarter, there was a huge drive on margins and we saw results of margins increasing to 11.1%. So they did a wonderful job in the distribution side of the business growing those margins as well.

Bob Evans - Craig-Hallum — Analyst

No, I was actually surprised to see the distribution margin up as much as it was, and the question is kind of focused on both. And I guess the question is, can you sustain or drive your distribution margins more or maintain at least? And then on the publishing side, is there operating leverage there to drive it beyond kind of the 40% that you are at right now?

Eric Paulson - Navarre — Chairman & CEO
Let’s let Brian answer that.

Brian Burke - Navarre — President, Distribution
Just kind of a quick answer. A lot of the — on a quarterly basis, you are going to see a fluctuation in the margins depending on the mix of products. If we have a quarter that’s very heavy in video game releases, they go out at a lower margin percentage just based on the terms of sale that are industry standardized.

Eric Paulson - Navarre — Chairman & CEO
With the exception of Stubbs.

Brian Burke - Navarre — President, Distribution
Right, in the exception of our exclusive content. So really, for example, if you look at last quarter, we had a high mix of video and independent music. Independent music continues to do extremely well. They had a fantastic quarter, a lot of very strong releases, not only shipping in the quarter but also 3D in the first week of October, so that product all comes with a higher margin than the overall distribution business.

Bob Evans - Craig-Hallum — Analyst
Okay.

Eric Paulson - Navarre — Chairman & CEO
Just after the quarter, the independent music distribution segment of our business had six records in the top 200, which was the first time I think in our Company’s history that we had six items in Billboard’s Top 200.

Brian Burke - Navarre — President, Distribution
Right, I think you’re right (multiple speakers).

Cary Deacon - Navarre — COO & President
Yes, overall, I mean we had you know, titles that shipped in September specifically on the independent music side. We had Atmosphere, which actually is a Minneapolis-based label that their release debuted at number one on the independent music chart. As well, we have become stronger in the Nashville area with a number of our labels, 903 Music and Equity, which have a couple of artists, Neal McCoy and Little Big Town, both are going to continue to do extremely well. Little Big Town, just looking at last week, Little Big Town was in the top 100 overall. Music industry scans, they came in at number 90, which is an increase from number 97 the previous week. So overall we are very excited about the prospects of that business.

Bob Evans - Craig-Hallum — Analyst

Okay. All right. And then can you comment a little bit more on the — the CFO candidates that you’re looking at? Are they I assume candidates that come from public companies, but anything in terms of — I mean I assume they’re — what types of, you know, size of companies or — just looking for a little bit of quality of candidate.

Cary Deacon - Navarre — COO & President
Bob, I think we have got to be — I mean we need to be a little sensitive to the fact that we have got a lot of people segment (ph) through, but you know, as broad generalities, obviously, public company experience —

Eric Paulson - Navarre — Chairman & CEO
Large company.

Cary Deacon - Navarre — COO & President
Looking for multidivisional aspects, so you know, looking for a complexity of accounting issues on a broader basis, looking for somebody, obviously, with a debt background as well, you know and bank experience as well, so —

Eric Paulson - Navarre — Chairman & CEO
Also in size, growth and size of operation.

Cary Deacon - Navarre — COO & President
Right.

Bob Evans - Craig-Hallum — Analyst
Okay, and dealing with analysts and so forth.

Cary Deacon - Navarre — COO & President
Yes. No, I thought you (multiple speakers). And by the way, just a quick correction, Bob, for your question. I missed one small number and Chad I know had asked it. It’s about 20.5 or 21 million for publishing inventory. I forgot that in FUNimation.

Bob Evans - Craig-Hallum — Analyst
Okay, 20.5 —

Cary Deacon - Navarre — COO & President
(multiple speakers) correction. I think I was okay at plus or minus 10%.

Bob Evans - Craig-Hallum — Analyst
Okay. And then in terms of the debt and you paid down some debt this quarter, you paid some down in the past. I assume that you’re going to continue to pay down debt as you generate free cash flow? Is that the — I’m just kind of wondering how should we view your cash flow and balance sheet kind of looking forward?

Eric Paulson - Navarre — Chairman & CEO
Well, I think there’s a couple of things. One is we’re going to continue to invest in this business to drive this business forward, but at the same time, you know this Company is debt adverse and we’re going to continue to reduce the debt where we can.

Cary Deacon - Navarre — COO & President
But Bob, to Eric’s point, from an operating standpoint, it will be a balance of investing particularly in new content and content ownership between debt pay down and we’ll look at when it makes sense and when it doesn’t. And in this past quarter, the opportunity presented itself so we took advantage of trying to lower that debt.

Bob Evans - Craig-Hallum — Analyst
Okay. And final question, the Kohl’s — and I think you added a new retailer in terms of distribution and DVDs. Has that rollout been completed yet in terms of Kohl’s?

Brian Burke - Navarre — President, Distribution
Yes, the rollout is complete and so far we’re very satisfied with that program.

Bob Evans - Craig-Hallum — Analyst
Okay. Thank you.

Operator
Arvind Bhatia, Southwest Securities.

Arvind Bhatia - Southwest Securities — Analyst
First question is on FUNimation again. Could you give us some color on the seasonality of that business? And my second question is on the December quarter, if you can give us some color on what’s going to drive that this year. I know you started the quarter with Symantec getting shifted into the quarter, but what else will be the key factors to look for?

Eric Paulson - Navarre — Chairman & CEO
Let me take the question in reverse order if you don’t mind, Arvind. What’s going to drive the sales in this December quarter is going to be the activity at retail. We have the products, we have product demand, we have our placements in place. And what happens, what we’ve seen provides some optimism in some of the product lines that we are involved in. But it’s going to be clearly — retail is going to drive those numbers. And we are prepared, we’ve got double shifts going here in the facility; we are meeting the expectations of our customers and trying to help drive their business with making sure that the placement is proper and in the right quantity and in the right place at the right time. So that’s the first thing.

Arvind Bhatia - Southwest Securities — Analyst
I was looking for possibly, Eric, things along the lines of you know in the music category, if you have anything in particular on the software side.

Cary Deacon - Navarre — COO & President

I’ll deal with that, Arvind. Let me just jump on some prices. You know Brian had kind of said that we’ve got some huge releases in the music business that have not only been very successful but continue to stay up in the rankings with great repeat business that has given us some good overview of where we think we’re going to come out for the quarter. BCI’s He-man, its second release, which was a 30-set release, looks like it will — you know, originally we had targeted to do the same dollars as the original release. The original release was approximately $11 wholesale. The second release was a $22 wholesale. It now looks like the second release will exceed the unit volume of the first release, giving some great strength into BCI. BCI’s catalog business has been on fire and BCI won some major slots for Christmas music in some key retailers, pushing out other competitors.
So we’ve got some great product placement running in BCI, and Encore, Print Shop and Hoyle are poised to have a very solid quarter. I think I had mentioned the Print Shop’s success in terms of original placement exec any prior release in its history. And Hoyle, Brian and his team along with Encore have put some great promotional things out in the marketplace across the board on Hoyle that should bring some pretty exciting results for Encore and for NDS, quite frankly.
FUNimation, most of our Anime titles are doing extremely well. We are still struggling in the kids area, but as is the market. But a few real bright spots, you know, Noddy is one. And of particular note, Full Metal Alchemist is just rocking. It’s doing very, very well, so it’s giving us some pause to look — be optimistic for FUNimation for the quarter.

Arvind Bhatia - Southwest Securities — Analyst
What’s the seasonality generally in the December quarter? Is it —

Cary Deacon - Navarre — COO & President
It’s pretty large. It’s about 38, I believe, off the top of my head, roughly, for FUNimation, 40%.

Arvind Bhatia - Southwest Securities — Analyst
Okay. Let me ask another quick question and that’s on the cash flow from operations side for December. Some of the allegiance that you’re talking about, are those late in the quarter or spread out evenly? And when we look at cash flow this year versus how you did last year, I think last year you had negative 21 cash flow from operations. The seasonality, etc., and the timing of the releases that you’ll have this year, you know, give us some flavor for what we should expect in terms of cash flow.

Eric Paulson - Navarre — Chairman & CEO
Well, first of all when you look at last year, the last year numbers were kind of — because of what we did with Symantec and Wal-Mart, where we held additional high inventory, which took our cash down to $5,000 with $12 million of borrowing. That was the first December quarter, I think in recent memory of the Company, that we had borrowing and didn’t have really positive cash on the balance sheet. If you look back historically, December has been a pretty good quarter for us from a cash standpoint.
We would look to return to those kind of historic numbers as we move through December. We don’t have the same correction points again with the Symantec’s and with the Wal-Mart’s inventory management is very precise heading into the end of December, and I would look for positive cash flow generation again as we had last month. So that kind of is that.
Brian — Cary talked about the releases, but these releases, they are already in the hopper or out the door, aren’t they?

Brian Burke - Navarre — President, Distribution
Correct.

Cary Deacon - Navarre — COO & President

Oh, we’ve got everything there. It’s in the (multiple speakers)

Brian Burke - Navarre — President, Distribution
It’s (indiscernible). And just to add a little bit to one of your first questions regarding what’s driving the business this quarter, just on a title basis from a distribution standpoint, just a couple of highlights, Star Wars, the Episode III, the last installment released on DVD, the release date was November 1st. Dade and Dade III (ph) was a video game; Battlefront II, Battlefront I is the largest selling Star Wars video game in Lucas Art’s history. Battlefront II came out on November 1 at the same time as the video.
On software, Easy Media Creator from Sonic Solutions. Symantec, as we mentioned, all streeted in October, as well as Webroot Spy Sweeper that continues to be a very strong franchise for us. So a number of you know beyond just the seasonality of the entertainment business, a number of big releases in utility and productivity categories.

Arvind Bhatia - Southwest Securities — Analyst
Got it. One last question is, I don’t know if you are willing to give us any percentage breakdown for the EBITDA guidance. Can you talk in terms of what FUNimation would represent as a percentage of that EBITDA guidance?

Eric Paulson - Navarre — Chairman & CEO
No, Arvind, we continue to not break down guidance by individual business —

Arvind Bhatia - Southwest Securities — Analyst
How about overall publishing versus distribution for the year?

Cary Deacon - Navarre — COO & President
Sorry, Arvind, I didn’t quite —

Arvind Bhatia - Southwest Securities — Analyst
Just as a category, if you can give us a breakdown, how much of the EBITDA will be coming from the distribution side of the business?

Cary Deacon - Navarre — COO & President
We think it’s going to be about 75 to 80% of the operating income or EBITDA when you look at it that way. The EBITDA will be coming from the publishing business versus the distribution business.

Arvind Bhatia - Southwest Securities — Analyst
Got it. That’s helpful, thank you.

Operator
Gregory Weirick (ph), Transamerica Investments.

Gregory Weirick - Transamerica Investments — Analyst

Can you give us a little more color on the decrease in the revenue guidance for the back half of the year?

Eric Paulson - Navarre — Chairman & CEO
Well, we’ve got two things going. We see a softness of the children’s animation on the children’s animation.

Gregory Weirick - Transamerica Investments — Analyst
What products are those?

Eric Paulson - Navarre — Chairman & CEO
Pardon me?

Gregory Weirick - Transamerica Investments — Analyst
What products are those?

Cary Deacon - Navarre — COO & President
Well, things like Yu-Gi-Oh, Turtles, kind of all the eight-year-old —

Brian Burke - Navarre — President, Distribution
Arthur.

Cary Deacon - Navarre — COO & President
Arthur, stuff like that, that’s really kid’s programming.

Gregory Weirick - Transamerica Investments — Analyst
And that’s DVD?

Eric Paulson - Navarre — Chairman & CEO
Yes, that’s in the video side. There was a shortfall in the second quarter from our budgets in those categories. We also believe that there are — in product lines as we look forward, there is a softness in a couple of product categories that is a little softer than what we anticipated when we did the original budgets.
It still shows significant growth from the previous year, but we are just being a little cautious as we move into Christmas and through the holiday season.

Gregory Weirick - Transamerica Investments — Analyst
Yes. Can you talk about timelines on finishing up the accounting, announcing the CFO? I mean you said as soon as possible. That could be a week, a month. What are we looking at?

Eric Paulson - Navarre — Chairman & CEO
Let me address the CFO. We’re working very diligently on that. I hate to give you a timeline because anything could happen. We do have viable candidates, both candidates are interested in the Company and the Company is interested in both candidates. We are in the final processes kind of as we speak.

Gregory Weirick - Transamerica Investments — Analyst
I mean that’s what we’ve been hearing for six months now, Eric.

Eric Paulson - Navarre — Chairman & CEO
Well, it actually hasn’t been six months, but I understand, Greg. But we haven’t told anybody that we are in the final throws or in the third round of interviews. We’ve interviewed probably some 25, 30 candidates for this position and we’re down to the final two. And what we are trying to do is pick the right individual, not the quick individual, as I had mentioned previously, and that’s kind of the goal and that’s what we’re staying focused on. And the Board of Directors and the Audit Committee is involved in this as well as the senior management of the company. You know, it’s got to be a cultural fit, it’s got to be a technical fit and we’re trying to do it right. This Company has only had two Chief Financial Officers in 22 years of its history, so we want to make sure that this fit is proper.

Gregory Weirick - Transamerica Investments — Analyst
When are we looking at on the SEC filings?

Eric Paulson - Navarre — Chairman & CEO
You know, I would say very shortly. We’re moving as fast as we can. Obviously, the goal would be to get it done before the deadline on Tuesday the 22nd because Tuesday the 22nd, we’ve then got to go and apply for a hearing. But I think that what we see here in our side of this thing, we’re going to be ready to go.

Gregory Weirick - Transamerica Investments — Analyst
I mean I guess it just seems like you’re kind of continually surprised by the demands of your auditors. Is there anything else that they are requesting or going to request that’s not on the table at this point?

Eric Paulson - Navarre — Chairman & CEO
You know, I can’t answer that only because I don’t know, Greg.

Gregory Weirick - Transamerica Investments — Analyst
What guidance are they giving you?

Eric Paulson - Navarre — Chairman & CEO
Pardon me?

Gregory Weirick - Transamerica Investments — Analyst
What guidance is your auditors giving you?

Eric Paulson - Navarre — Chairman & CEO
I think they are lined up and they’re ready to go too. Don’t forget, we are kind of balancing two auditors here, the current auditors and our previous auditors. But I had conversations with both of their partners last night late and they are up and ready to go. That’s what we’ve been told.

Gregory Weirick - Transamerica Investments — Analyst
What is all this costing the Company?

Eric Paulson - Navarre — Chairman & CEO
Well, it’s odd. We changed auditing firms because we believe that we could be more economical with the first auditing firm. In hindsight, we paid a hell of a lot more than we anticipated. It has been expensive.

Gregory Weirick - Transamerica Investments — Analyst
Thanks.

Eric Paulson - Navarre — Chairman & CEO
Because we’re not finished yet, we haven’t put a final number to it.

Gregory Weirick - Transamerica Investments — Analyst
Thanks.

Operator
And ladies and gentlemen, this concludes our question-and-answer portion of today’s conference. I’d like to turn the call back over to the group for any further remarks.

Eric Paulson - Navarre — Chairman & CEO
I want to tell everybody that we’ve got one team focused on getting this Q filed and getting our NASDAQ, getting the “E” off our NASDAQ listing. That is the goal of one level of our organization. They are working around the clock to get this done. We had people in here all weekend heading in the direction of getting that filed and getting that done and getting that behind us. The other group, Brian and his team and the presidents and executive staffs and workers of each one of the subsidiaries are in the throes of the holiday season that we are very excited about. We think that there’s great opportunity during this season and for the back half of this year, we will continue to drive this business forward operationally. We will continue to perform from an operational standpoint. Thank you very much.

Operator
And ladies and gentlemen, on behalf of Navarre, we thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect. Good day.